Sky Petroleum Doubles Production From First Mubarek Well

130% Increase in Production to 461 BOPD From 200 BOPD

AUSTIN, TX -- 10/11/2006 -- Sky Petroleum, Inc. (OTCBB: SKPI), an oil and gas company with a development project in the United Arab Emirates, announces the recent work on the Mubarek H2 well has resulted in a substantial 130% increase in production from the H2 well.

Crescent Petroleum Company International Limited ("Crescent"), the operator of the Mubarek Field, and Sky Petroleum, report that the Memory Production "MPLT" log run on August 11, 2006 indicated one zone was contributing significant water and no oil. A wireline crew was mobilized to the field and a retrievable bridge plug was set. Adjustments were also made to the gas lift system. The well was put back into production on September 26, 2006. Currently Crescent is still optimizing the gas lift injection rate however the initial H2 production rate after the recent work was 461 BOPD and 2162 BWPD.

"We are very pleased with the significant increase in H2 production which shows the potential of the Mubarek project," said Brent Kinney, chief executive officer of Sky Petroleum, Inc. "With respect to the second well, we expect the drilling rig to arrive at the platform in mid November."

Mubarek Field Program

The Participation Agreement with Crescent gives Sky Petroleum the right to participate in a share of the future production revenue by contributing up to $25 million in drilling and completion costs related to two obligation wells in the Mubarek Field, offshore United Arab Emirates. The $25 million commitment for both wells was fully paid by the end of the first quarter of 2006. It is anticipated that the second obligation well, which will spud in the fourth quarter of 2006 will be completed within 45 days. On completion of the two obligation wells a further well development program will be evaluated. Sky Petroleum believes that there is potential for additional wells to be drilled and anticipates production from these wells to commence in late 2007 or 2008 subject to a positive evaluation and rig availability.

About Sky Petroleum

Sky Petroleum (OTCBB: SKPI) is an oil and gas exploration company. Sky Petroleum's primary focus is to seek opportunities where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners. In addition, the company also plans some higher risk, higher reward exploration prospects. For additional information please visit www.skypetroleum.com

Safe Harbor

Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the ability to stabilize the surging of the well, the ability to shut off zones which are producing water, the ability to carry out additional stimulation of the zones producing oil, the accuracy of estimated production rates and the price of crude oil, the accuracy of operating costs and monthly revenue forecasts, the timing and success of other proposed infill drilling programs, the contemplated continued production at the Mubarek Field, if any, the competitive environment within the oil and gas industry, the extent and cost effectiveness with which Sky Petroleum is able to implement exploration and development programs in the oil and gas industry, obtaining drilling equipment on a timely fashion, commodity price risk, and the market acceptance and successful technical and economic implementation of Sky Petroleum's intended plan.

Contact:
Michael Noonan
512-687-3427
mnoonan@skypete.com